Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 16, 2021, is by and among Contour Asset Management LLC, Contour Asset Management LP, CAM GP LLC, DLM I LLC and David L. Meyer (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock of Avaya Holdings Corp. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

CONTOUR ASSET MANAGEMENT LLC

By:	/s/ Alpa Rana
CFO and CCO

CONTOUR ASSET MANAGEMENT LP

By:	/s/ Alpa Rana
CFO and CCO

CAM GP LLC

By:	/s/ Alpa Rana
CFO and CCO

DLM I LLC

By:	/s/ David L. Meyer
Managing Member

/s/ David L. Meyer
David L. Meyer